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Exhibit 12

PHH Corporation and Subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in millions)

	Three Months Ended March 31,
	2004	2003
Earnings before fixed charges:
Income before income taxes	$35	$130
Plus: Fixed charges	72	51

Earnings available to cover fixed charges	$107	$181

Fixed charges (a):
Interest, including amortization of deferred financing costs	$68	$48
Interest portion of rental payment	4	3

Total fixed charges	$72	$51

Ratio of earnings to fixed charges	1.49x	3.55x

(a)
Consists of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor. The 2004 amounts are not comparable to the 2003 amounts due to the adoption of FASB Interpretation
No. 46 "Consolidation of Variable Interest Entities," on July 1, 2003.

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  Exhibit 12
PHH Corporation and Subsidiaries COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Dollars in millions)